Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports First Quarter 2014 Results

CHATTANOOGA, Tenn. (May 7, 2014) - Unum Group (NYSE: UNM) today reported net income of $228.9 million ($0.88 per diluted common share) for the first quarter of 2014, compared to net income of $212.6 million ($0.79 per diluted common share) for the first quarter of 2013.
After-tax operating income, which excludes after-tax realized investment gains and losses and the amortization of prior period actuarial losses on the Company’s pension plans, was $225.7 million ($0.87 per diluted common share) in the first quarter of 2014, compared to $215.6 million ($0.80 per diluted common share) in the first quarter of 2013. The combined impact of realized investment gains and losses and the amortization of prior period actuarial losses is a net after-tax gain of $3.2 million ($0.01 per diluted common share) for the first quarter of 2014, compared to a net after-tax loss of $3.0 million ($0.01 per diluted common share) in the first quarter of 2013.
“We are off to a strong start in 2014, as we continue to generate solid operating results in our core business lines and actively manage our capital through our share repurchase program. As a result, we generated good growth in operating earnings and book value per share again this quarter,” said Thomas R. Watjen, president and chief executive officer. “I am also very pleased that through strong customer retention and a continuation of the sales momentum we established last year, we have been able to profitably grow our business in this environment.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
Unum US Segment
Unum US reported operating income of $210.8 million in the first quarter of 2014, an increase of 1.3 percent from $208.1 million in the first quarter of 2013. Premium income for the segment increased 1.1 percent to $1,152.5 million in the first quarter of 2014, compared to premium income of $1,139.7 million in the first quarter of 2013.
Within the Unum US operating segment, the group disability line of business reported a 12.1 percent decline in operating income, with $68.5 million in the first quarter of 2014 compared to $77.9 million in the first quarter of 2013. Premium income in group disability declined 0.6 percent to $520.8 million in the first quarter of 2014, compared to $523.7 million in the first quarter of 2013, due to a decline in group long-term disability as a result of lower sales in 2013, partially offset by premium rate increases and stable persistency. The benefit ratio for the first quarter of 2014 was 83.0 percent, compared to 84.3 percent in the first quarter of 2013, with favorable claim incidence rates and claim recovery experience relative to last year’s first quarter. Group long-term disability sales increased 5.1 percent to $32.7 million in the first quarter of 2014, compared to $31.1 million in the first quarter of 2013. Group short-term disability sales increased 25.3 percent to $19.8 million in the first quarter of 2014, compared to $15.8 million in the first quarter of 2013. Persistency in the group long-term disability line of business was 88.9 percent for both the first quarter of 2014 and 2013. Persistency in the group short-term disability line of business was 88.1 percent for the first quarter of 2014, compared to 89.8 percent for the same period of 2013.
The group life and accidental death and dismemberment line of business reported operating income of $59.8 million in the first quarter of 2014, an increase of 3.3 percent from $57.9 million in the first quarter of 2013, resulting from growth in premium income and stable risk experience. Premium income for this line of business increased 2.2 percent to $340.5 million in the first quarter of 2014, compared to $333.1 million in the first quarter of 2013, reflecting growth in the inforce block from sales and favorable persistency, as well as premium rate increases. The benefit ratio in the first quarter of 2014 was 70.3 percent, compared to 70.6 percent in the first quarter of 2013, reflecting lower claim incidence which was partially offset by a higher average claim size. Sales of group life and accidental death and dismemberment products increased 12.2 percent in the first quarter of 2014 to $41.3 million, compared to $36.8 million in the first quarter of 2013. Persistency in the group life line of business was 89.5 percent through the first three months of 2014, compared to 88.9 percent for the same period of 2013.
The supplemental and voluntary line of business reported a 14.1 percent increase in operating income to $82.5 million in the first quarter of 2014, compared to $72.3 million in the first quarter of 2013. Premium income for supplemental and voluntary increased 2.9 percent to $291.2 million in the first quarter of 2014, compared to $282.9 million in the first quarter of 2013. This increase resulted from growth in voluntary benefits premium income, partially offset by lower premium income from the individual disability - recently issued product due to a reinsurance agreement entered into during the second quarter of 2013 to cede a small

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

block of business. The interest adjusted loss ratio for the individual disability - recently issued product line in the first quarter of 2014 increased to 27.2 percent from 25.2 percent in the first quarter of 2013, reflecting an increase in claim incidence rates and lower claim recoveries. The benefit ratio for voluntary benefits of 46.1 percent in the first quarter of 2014 was generally consistent with the first quarter of 2013 benefit ratio of 46.5 percent. Relative to the first quarter of 2013, sales in the voluntary benefits line of business increased 4.8 percent in the first quarter of 2014 to $103.3 million. Sales in the individual disability - recently issued line of business decreased 3.9 percent in the first quarter of 2014 to $14.6 million. Persistency in the individual disability - recently issued product line was 90.6 percent through the first three months of both 2014 and 2013. Persistency in the voluntary benefits product line was 78.0 percent through the first three months of 2014, compared to 77.2 percent through the first three months of 2013.
Unum UK Segment
Unum UK reported operating income of $36.5 million in the first quarter of 2014, an increase of 16.6 percent from $31.3 million in the first quarter of 2013. In local currency, operating income for the first quarter of 2014 increased 8.9 percent, to £22.0 million from £20.2 million in the first quarter of 2013.
Premium income increased 5.5 percent to $151.7 million in the first quarter of 2014, compared to $143.8 million in the first quarter of 2013. In local currency, premium income decreased 1.3 percent to £91.6 million in the first quarter of 2014, compared to £92.8 million in the first quarter of 2013. The benefit ratio in the first quarter of 2014 was 70.1 percent, compared to 69.5 percent in the first quarter of 2013. The higher benefit ratio in the first quarter of 2014 reflects adverse risk experience in the group disability line of business which offset improved mortality experience in the group life line.
Persistency in the group long-term disability line of business was 86.3 percent through the first three months of 2014, compared to 82.2 percent through the first three months of 2013. Persistency in the group life line of business was 69.7 percent through the first three months of 2014, compared to 66.7 percent through the comparable period of 2013, reflecting the Company’s aggressive efforts to re-price this block of business over the past several quarters. In local currency, sales for the first quarter of 2014 declined 1.0 percent to £10.4 million, compared to £10.5 million in the first quarter of 2013, reflecting a decline in group life sales relative to the comparable period of 2013 which offset higher sales of group long-term disability products. When translated into dollars, the favorable year over year exchange rate resulted in a sales increase of 5.5 percent to $17.3 million in the first quarter of 2014, compared to $16.4 million in the first quarter of 2013.
Colonial Life Segment
Colonial Life reported a 5.3 percent increase in operating income to $79.4 million in the first quarter of 2014, compared to $75.4 million in the first quarter of 2013.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Premium income for the first quarter of 2014 increased 3.0 percent to $316.4 million, compared to $307.1 million in the first quarter of 2013, driven by continued growth in the in-force block of business due to new sales growth and generally stable persistency. The benefit ratio in the first quarter of 2014 improved to 50.5 percent, compared to 52.5 percent in the first quarter of 2013, with favorable risk results in all lines of business.
Sales increased 6.5 percent to $72.0 million in the first quarter of 2014 from $67.6 million in the first quarter of 2013, driven by an increase in sales in both new and existing account sales, primarily in the commercial sector.
Closed Block Segment
The Closed Block segment reported operating income of $29.1 million in the first quarter of 2014, compared to $27.3 million in the first quarter of 2013.
Premium income for this segment declined 6.6 percent in the first quarter of 2014 compared to the first quarter of 2013, primarily due to the expected run-off of the individual disability block of business. The interest adjusted loss ratio for the individual disability line of business was 81.5 percent in both the first quarter of 2014 and 2013. The interest adjusted loss ratio for the long-term care line of business improved to 84.7 percent in the first quarter of 2014 from 89.5 percent in the first quarter of 2013 due to lower claim incidence rates and favorable development in active life reserves resulting in part from terminations and changes in coverage for existing policyholders.
Corporate Segment
The Corporate segment reported an operating loss of $34.2 million in the first quarter of 2014, compared to a loss of $33.7 million in the first quarter of 2013. The higher operating loss in the first quarter of 2014 was driven primarily by lower net investment income due to lower yielding assets and a decrease in miscellaneous investment income.

OTHER INFORMATION
Shares Outstanding
The Company’s average number of shares outstanding, assuming dilution, was 260.7 million for the first quarter of 2014, compared to 270.4 million for the first quarter of 2013. Shares outstanding totaled 257.6 million at March 31, 2014. During the first quarter of 2014, the Company repurchased 2.9 million shares at a cost of approximately $100 million.
Capital Management
At March 31, 2014, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 400 percent, and cash and marketable securities in the holding companies equaled $822 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Book Value
Book value per common share as of March 31, 2014 was $34.77, compared to $32.06 at March 31, 2013.
Outlook
The Company anticipates growth in after-tax operating earnings per share for full-year 2014 to be in the range announced in December 2013 of five percent to ten percent.

NON-GAAP FINANCIAL MEASURES
The Company analyzes its performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measures of "operating income" or “operating loss," and "after-tax operating income" differ from income before income tax and net income as presented in the Company’s consolidated operating results and in income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and non-operating retirement-related gains or losses as specified in the reconciliations that follow. The Company believes operating income or loss is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of its segments. The Company’s investment focus is on investment income to support its insurance liabilities as opposed to the generation of realized investment gains or losses. Although the Company may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since the Company’s underlying business is long-term in nature, and the Company needs to earn the interest rates assumed in calculating its liabilities. The amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for the Company’s pensions and other postretirement benefit plans, is driven by market performance as well as plan amendments and is not indicative of the operational results of the Company’s businesses. The Company believes that excluding the amortization of prior period gains or losses from operating income or loss provides investors with additional information for comparison and analysis of its operating results. Although the Company manages its non-operating retirement-related gains or losses separately from the operational performance of its business, these gains or losses impact the overall profitability of the Company and have historically increased or decreased over time, depending on plan amendments and market conditions and the resulting impact on the actuarial gains or losses in the pensions and other postretirement benefit plans.
The Company may at other times exclude certain other items from its discussion of financial ratios and metrics in order to enhance the understanding and comparability of its operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of overall profitability.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, refer to the tables in the Financial Highlights section that follows.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, May 8 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the first quarter. Topics may include forward-looking information such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 632-5006 for U.S. and Canada (pass code 9001269). For international, the dial-in number is (913) 312-1487 (pass code 9001269). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, May 15, 2014. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 9001269.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2014 is available on the “Investors” section of the Company’s website.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) the failure of cyber or other information security systems, as well as the occurrence of events unanticipated in our disaster recovery systems; (7) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (8) increased competition from

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) changes in our financial strength and credit ratings; (10) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (11) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (12) actual persistency and/or sales growth that is higher or lower than projected; (13) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) changes in accounting standards, practices, or policies; (17) fluctuation in foreign currency exchange rates; (18) ability to generate sufficient internal liquidity and/or obtain external financing; (19) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2013. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group

FINANCIAL HIGHLIGHTS

(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2014	2013
Operating Revenue	$2,604.8	$2,614.5
Net Realized Investment Gain	6.3	10.3
Total Revenue	$2,611.1	$2,624.8

Operating Income	$321.6	$308.4
Net Realized Investment Gain	6.3	10.3
Non-operating Retirement-related Loss	(1.4)	(14.9)
Income Tax	(97.6)	(91.2)
Net Income	$228.9	$212.6

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.88	$0.79
Assuming Dilution	$0.88	$0.79

Weighted Average Common Shares - Basic (000s)	259,408.5	269,361.1
Weighted Average Common Shares - Assuming Dilution (000s)	260,709.9	270,354.4

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2014		2013
		per share *		per share *
After-tax Operating Income	$225.7	$0.87	$215.6	$0.80
Net Realized Investment Gain, Net of Tax	4.1	0.01	6.7	0.03
Non-operating Retirement-related Loss, Net of Tax	(0.9)	—	(9.7)	(0.04)
Net Income	$228.9	$0.88	$212.6	$0.79

* Assuming Dilution

	March 31
	2014		2013
		per share		per share
Total Stockholders' Equity (Book Value)	$8,955.7	$34.77	$8,557.8	$32.06
Net Unrealized Gain on Securities	325.3	1.26	792.4	2.97
Net Gain on Cash Flow Hedges	398.0	1.55	399.6	1.50
Subtotal	8,232.4	31.96	7,365.8	27.59
Foreign Currency Translation Adjustment	(39.5)	(0.16)	(142.5)	(0.53)
Subtotal	8,271.9	32.12	7,508.3	28.12
Unrecognized Pension and Postretirement Benefit Costs	(229.4)	(0.89)	(563.8)	(2.12)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,501.3	$33.01	$8,072.1	$30.24

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9